Exhibit 99.CodeEth
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                            TAIWAN GREATER CHINA FUND

                            OFFICERS' CODE OF ETHICS



         I.       COVERED OFFICERS; PURPOSE OF THE CODE

                  This code of ethics (this "Code") for the Taiwan Greater China Fund (the "Trust") applies to the Trust's chief executive officer and chief financial officer (the "Covered Officers") for the purpose of promoting:

         o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with or submits to the Securities and Exchange Commission (the "SEC") and in other public communications made by the Trust;

         o        compliance with applicable laws, rules and regulations;

         o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in this Code; and

         o        accountability for adherence to this Code.

                  Each Covered Officer should adhere to a high standard of business ethics and be sensitive to situations that may give rise to actual or apparent conflicts of interest.


         II. COVERED OFFICERS SHOULD HANDLE ACTUAL AND APPARENT CONFLICTS OF INTEREST ETHICALLY

                  A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer or a member of his or her family received improper personal benefits as a result of his or her position with the Trust or its investment adviser.

                  Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "Investment Company Act") and the Investment Advisers Act of 1940 (the "Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. The Trust's and its investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

                  Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and its investment adviser, of which the Covered Officers may also be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the

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normal course of their duties (whether formally for the Trust or for its adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Trust and its adviser. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

                  Other conflicts of interest are covered by this Code even if those conflicts are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

                  Each Covered Officer must:

         o not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally;

         o not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Trust; and

         o not retaliate against any other Covered Officer or any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith.

                  There are some conflict of interest situations that should always be discussed with the chairman of the Audit Committee of the Trust's Board of Trustees (the "Board"). Examples of these include:

         o        service as a director on the board of any public company;

         o        the receipt of any non-nominal gift;

         o the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place and not so frequent as to raise any question of impropriety;

         o an ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than its investment adviser, principal underwriter, administrator or any of their affiliated persons; and

         o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or purchasing its shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

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         III.     DISCLOSURE AND COMPLIANCE

         o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trust.

         o Covered Officers must not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's trustees and auditors, governmental regulators and self-regulatory organizations.

         o Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust and its investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Trust files with or submits to the SEC and in the Trust's other public communications.

         o It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.


         IV.      REPORTING AND ACCOUNTABILITY

                  Each Covered Officer must:

         o upon adoption of this Code (or thereafter, as applicable, upon becoming a Covered Officer) affirm in writing to the Board that he or she has received, read and understands this Code;

         o annually thereafter affirm to the Board that he or she has complied with the requirements of this Code;

         o report at least annually categories of affiliations or other relationships related to conflicts of interest that the Trust's Directors and Officers Questionnaire covers; and

         o notify the chairman of the Board's Audit Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

                  The chairman of the Trust's Audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will also be reported to and considered by the Audit Committee as a whole. The chairman of the Audit Committee and the Audit Committee as a whole will take such actions as they deem appropriate in response to any question concerning, or violation of, this Code that comes to their attention.


         V.       OTHER POLICIES AND PROCEDURES

                  This Code is the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies under that Act. Insofar as other policies or procedures

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of the Trust or the Trust's investment adviser, principal underwriter or other service providers govern or purport to govern the behavior or activities of the Covered Officers, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust's and its investment adviser's codes of ethics under rule 17j-1 under the Investment Company Act and any more detailed policies and procedures set forth in the adviser's code of ethics or compliance manual are separate requirements applying to the Covered Officers and others, and are not part of this Code.


         VI.      AMENDMENTS

                  Any amendments to this Code must be approved or ratified by a majority vote of the Board.


         VII.     CONFIDENTIALITY

                  All reports and records prepared or maintained pursuant to this Code shall be considered confidential and be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than members of the Audit Committee, other members of the Board, counsel to the Board or the Audit Committee and the Trust's investment adviser.



         Dated:   September 12, 2003